UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 19, 2008

HONG KONG HIGHPOWER TECHNOLOGY, INC.
_____________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52103	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Company’s Investment Primer is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by this reference. This exhibit may also be accessed at the Company’s website (www.haopengbattery.com ). This information is being furnished pursuant to Item 7.01, “Regulation FD Disclosure.” This exhibit includes certain non-GAAP financial measures.

Item 8.01 Other Events

The following is the Company’s EBITDA results for the three months ended June 30, 2008 and disclosures related to the use of a non-GAAP financial measure, including a reconciliation to net income:

Non-GAAP Financial Results

Hong Kong Highpower Technology, Inc. (the “Company”) considers and uses EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of its operating performance. The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization (see “Use of Non-GAAP Financial Measures” below). The Company uses EBITDA as a supplemental measure to review and assess its operating performance and to enhance comparability between periods. The Company also believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense). The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as an alternate measure of financial performance. The Company reconciles EBITDA to net income (loss), the most comparable financial measure under U.S. GAAP.

The Company believes that EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its U.S. GAAP results, while isolating the effects of interest, taxes, depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance. The Company provides information relating to its EBITDA so that securities analysts, investors and other interested parties have the same data that it employs in assessing its overall operations. The Company believes that trends in its EBITDA are a valuable indicator of its operating performance and of its ability to produce operating cash flows to fund working capital needs, to service debt obligations and to fund capital expenditures.

The term EBITDA is not defined under U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. The Company’s EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated statement of operations data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to, the following:

•
EBITDA (1) does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (2) does not reflect changes in, or cash requirements for, the Company’s working capital needs; (3) does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; (4) does not reflect income taxes or the cash requirements for any tax payments; and (5) does not reflect all of the costs associated with operating the Company’s business;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies may calculate EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company compensates for these limitations by relying primarily on its U.S. GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

	Three Months Ended June 30
	2008	2007
	$	$
Net income (loss)	684,247	1,174,090
Interest expense	194,017	111,165
Income taxes	64,298	96,049
Depreciation	88,285	78,240
Amortization	12,500	12,500
EBITDA	1,043,347	1,472,044

EBITDA for the second quarter ended June 30, 2008 totaled $1.0 million, compared with $1.5 million for the second quarter ended June 30, 2007. The year-over-year decrease was primarily due to costs related to the Company’s public offering of common stock and fees associated with the listing on the American Stock Exchange totaling $260,000 and the increased loss on the exchange rate difference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Hong Kong Highpower Technology, Inc. Investment Primer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hong Kong Highpower Technology, Inc.

Dated: August 19, 2008	/s/	Dang Yu Pan
	By:	Dang Yu Pan
	Its:	Chairman of the Board and Chief Executive Officer